SECOND SUPPLEMENTAL INDENTURE

TO

INDENTURE FOR 9.5% SENIOR SUBORDINATED NOTES DUE 2014

This Supplemental Indenture is dated as of November 17, 2010 (this “Supplemental Indenture”), among Interface, Inc., a Georgia corporation (the “Company”), Bentley Mills, Inc., a Nevada corporation; Bentley Prince Street, Inc., a Delaware corporation; Commercial Flooring Systems, Inc., a Pennsylvania corporation; Flooring Consultants, Inc., an Arizona corporation; FLOR, Inc., a Georgia corporation; Interface Americas Holdings, LLC, a Georgia limited liability company; Interface Americas, Inc., a Georgia corporation; Interface Americas Re:Source Technologies, LLC, a Georgia limited liability company; Interface Architectural Resources, Inc., a Michigan corporation; InterfaceFLOR, LLC, a Georgia limited liability company; Interface Global Company ApS, a Denmark and Delaware corporation; Interface Overseas Holdings, Inc., a Georgia corporation; Interface Real Estate Holdings, LLC, a Georgia limited liability company; InterfaceSERVICES, Inc., a Georgia corporation; Quaker City International, Inc., a Pennsylvania corporation; Re:Source Americas Enterprises, Inc., a Georgia corporation; Re:Source Minnesota, Inc., a Minnesota corporation; Re:Source New York, Inc., a New York corporation; Re:Source North Carolina, Inc., a North Carolina corporation; Re:Source Oregon, Inc., an Oregon corporation; Re:Source Southern California, Inc., a California corporation; Re:Source Washington, D.C., Inc., a Virginia corporation; Southern Contract Systems, Inc., a Georgia corporation; Superior/Reiser Flooring Resources, Inc., a Texas corporation  (collectively, the “Guarantors”), and U.S. Bank National Association (as successor to SunTrust Bank, a Georgia banking corporation), as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of February 4, 2004, as amended by that First Supplemental Indenture dated as of January 10, 2005 (the “Indenture”), providing for the issuance of an aggregate principal amount of $135,000,000 of the Company’s 9.5% Senior Subordinated Notes due 2014 (the “Existing Notes”); and

WHEREAS, the Company has solicited consents (the “Consent Solicitation”) from the Holders (as defined below) of the Existing Notes to certain proposed amendments to the Indenture (the “Proposed Amendments”) as set forth in Section 2.1 hereof, in accordance with the terms of an Offer to Purchase and Consent Solicitation Statement dated November 3, 2010 (the “Offer to Purchase”); and

WHEREAS, pursuant to Section 9.02 of the Indenture, with the consent of the Holders of not less than a majority in aggregate principal amount of the Existing Notes at the time outstanding, the Company, the Guarantors and the Trustee may enter into a supplemental indenture for the purpose of adopting the Proposed Amendments;

WHEREAS, pursuant to the Consent Solicitation, the Holders of a majority in aggregate principal amount of the outstanding Existing Notes have consented to the adoption of the Proposed Amendments;

WHEREAS, the Existing Notes are the only series of notes currently outstanding under the Indenture;

WHEREAS, this Supplemental Indenture complies with the provision of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”); and

WHEREAS, this Supplemental Indenture has been approved by the Boards of Directors of the Company and the Guarantors or by duly authorized committees of such Boards, or by similar governing bodies or entities;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms.  Capitalized terms not otherwise defined herein shall have the meaning given to them in the Indenture, except that the term “Holders” in this Supplemental Indenture shall refer to the “Holders” as defined in the Indenture and to the Trustee acting on behalf or for the benefit of such Holders.  The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

INDENTURE AMENDMENTS

SECTION 2.1 Deletion of Certain Articles, Sections and Subsections from the Indenture. The text of the following articles, sections and subsections of the Indenture shall be deleted from the Indenture:

Section 4.05	Maintenance of Properties; Insurance; Books and Records; Compliance with Law
Section 4.06	Compliance Certificate
Section 4.07	SEC Reports
Section 4.08	Limitation on Indebtedness and Issuance of Redeemable Capital Stock
Section 4.09	Limitation on Restricted Payments
Section 4.10	Limitation on Liens
Section 4.13	Limitation on Transactions with Interested Persons
Section 4.14	Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries
Section 4.15	Limitation on Other Senior Subordinated Indebtedness
Section 4.16	Limitation on Guarantees by Subsidiaries
Section 4.18	Rule 144A Information Requirement
Article 5	Successor Corporation
Subsections (a)(4), (a)(5) and (a)(6) of Section 6.01	Events of Default

In place of the deleted text of the foregoing articles, sections and subsections, the following text shall be inserted immediately after the article, section or subsection number or letter: “[Reserved].”

Any and all references to the foregoing articles, sections and subsections and any and all obligations thereunder related solely to such sections and subsections throughout the Indenture shall be of no further force or effect.  All definitions in the Indenture which are used exclusively in the sections and subsections deleted pursuant to this Section 2.1 shall be of no further force or effect.

ARTICLE III

EFFECTIVENESS; OPERATIVENESS

SECTION 3.1 Effectiveness of Supplemental Indenture.  This Supplemental Indenture shall become effective upon the due execution and delivery by the Company, the Guarantors and the Trustee of this Supplemental Indenture.

SECTION 3.2 Operativeness of Amendments.  Notwithstanding Section 3.1 of this Supplemental Indenture, the Proposed Amendments set forth in Section 2.1 of this Supplemental Indenture shall become operative when, and only when, the Existing Notes with respect to which the Requisite Consents (as defined in the Offer to Purchase) have been delivered are paid for on the applicable Payment Date (as defined in the Offer to Purchase).

ARTICLE IV

MISCELLANEOUS

SECTION 4.1 Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 4.2 Governing Law.  The internal laws of the State of New York shall govern and be used to construe this Supplemental Indenture and the Existing Notes without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 4.3 Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality and unenforceability.

SECTION 4.4 Ratification of Indenture: Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Existing Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.5 Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 4.6 Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 4.7 Trustee.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture, and the Trustee shall not be responsible in any manner whatsoever for the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company or the Guarantors or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

SECTION 4.8.  Execution; Enforceability.  The Company and the Guarantors each represent and warrant to the Trustee that this Supplemental Indenture has been duly and validly executed and delivered by the Company and the Guarantors and constitutes their respective legal, valid and binding obligation, enforceable against the Company and Guarantors in accordance with its terms, except as such enforceability may be limited in bankruptcy, insolvency or under principles of equity.

SECTION 4.9.   Successors and Assigns.  All agreements of the Company, the Guarantors and the Trustee in this Supplemental Indenture shall bind their respective successors and assigns.

SECTION 4.10.  Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Supplemental Indenture, such provision of the Trust Indenture Act shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

INTERFACE, INC.

By:  /s/ Patrick C. Lynch
Patrick C. Lynch
Senior Vice President and Chief Financial Officer

INTERFACEFLOR, LLC
BENTLEY PRINCE STREET, INC.
BENTLEY MILLS, INC.
COMMERCIAL FLOORING SYSTEMS, INC.
FLOORING CONSULTANTS, INC.
INTERFACE AMERICAS, INC.
INTERFACE ARCHITECTURAL RESOURCES, INC.
INTERFACE OVERSEAS HOLDINGS, INC.
FLOR, INC.

QUAKER CITY INTERNATIONAL, INC. RE:SOURCE AMERICAS ENTERPRISES, INC.
RE:SOURCE MINNESOTA, INC.
RE:SOURCE NORTH CAROLINA, INC.
RE:SOURCE NEW YORK, INC.
RE:SOURCE OREGON, INC.
RE:SOURCE SOUTHERN CALIFORNIA, INC.
RE:SOURCE WASHINGTON, D.C., INC.
SOUTHERN CONTRACT SYSTEMS, INC.
SUPERIOR/REISER FLOORING RESOURCES, INC.

By:  /s/ Patrick C. Lynch
Patrick C. Lynch
Senior Vice President

INTERFACE GLOBAL COMPANY APS

By:  /s/ Raymond S. Willoch
Raymond S. Willoch
Senior Vice President and Director

INTERFACESERVICES, INC.

By:  /s/ Keith E. Wright
Keith E. Wright
Treasurer

INTERFACE REAL ESTATE HOLDINGS, LLC,

By:           BENTLEY PRINCE STREET, INC., its sole member

By:  /s/ Patrick C. Lynch
Patrick C. Lynch
Senior Vice President

INTERFACE AMERICAS HOLDINGS, LLC,

By:           INTERFACE, INC., its manager

By:  /s/ Patrick C. Lynch
Patrick C. Lynch
Senior Vice President

INTERFACE AMERICAS RE:SOURCE TECHNOLOGIES, LLC,

By:           INTERFACEFLOR, LLC, its sole
member

By:  /s/ Patrick C. Lynch
Patrick C. Lynch
Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:         /s/ Esther Fannin

Name:             Esther Fannin

Title:              Vice President